      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 1998
                                                      REGISTRATION NO. 333-51089
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                       POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               CISCO SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        CALIFORNIA                                              77-0059951
(STATE OR OTHER JURISDICTION OF                             (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NUMBER)

                              170 WEST TASMAN DRIVE
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 526-4000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                JOHN T. CHAMBERS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               CISCO SYSTEMS, INC.
                              170 WEST TASMAN DRIVE
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 526-4000
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                                    Copy to:
                             THERESE A. MROZEK, ESQ.
                          TERESA M. DERICHSWEILER, ESQ.
                         BROBECK, PHLEGER & HARRISON LLP
                              TWO EMBARCADERO PLACE
                                 2200 GENG ROAD
                           PALO ALTO, CALIFORNIA 94303
                                 (650) 424-0160

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
======================================================================================================================
      Title of Each                  Amount            Proposed Maximum       Proposed Maximum           Amount
   Class of Securities                to Be                Offering               Aggregate         of Registration
     to be Registered              Registered         Price Per Share(1)      Offering Price(1)          Fee(2)
----------------------------------------------------------------------------------------------------------------------
Common Stock,                      965,530                 $71.78125           $69,370,189.59          $20,464.21
$0.001 par value per share
======================================================================================================================

(1) The price of $71.78125 was the average of the high and low prices of the Common Stock on the Nasdaq National Market System on April 20, 1998, is set forth solely for the purpose of computing the registration fee pursuant to Rule 457(c).
(2)     Previously paid - $20,464.21 FOR THE REGISTRATION OF 966,411.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

     The Registrant hereby files this Post-Effective Amendment No. 1 to Form S-3 Registration Statement to correct an error in the Selling Shareholders Table at
Item 7, pages 6-9 of the S-3, as originally filed. As a result of this correction to the Selling Shareholders Table, the amount of shares registered pursuant to this registration statement is hereby decreased to 965,530 shares
(a decrease of 881 shares), which is reflected on the cover page of this Post-Effective Amendment No. 1.

Item 7.

                              SELLING SHAREHOLDERS

        The following table sets forth the number of shares of Common Stock owned by each of the Selling Shareholders. Except as indicated, none of the Selling Shareholders has had a material relationship with the Company within the past three years other than as a result of the ownership of the Shares or other securities of the Company. Because the Selling Shareholders may offer all or some of the Shares which they hold pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the amount of Shares that will be held by the Selling Shareholders after completion of this offering. The Shares offered by this Prospectus may be offered from time to time by the Selling Shareholders named below.

                                                     Number of                    Number of
                                                      Shares       Percent of      Shares
                                                    Beneficially  Outstanding    Registered for
Name of Selling Shareholder                            Owned        Shares       Sale Hereby(1)
---------------------------                            -----        ------       --------------
James and Carrie Anderson, Community Property          1,761           *             1,761

Jean-Claude Asscher                                    2,290           *             2,290

Karl Auerbach                                         18,303           *            18,303

Madhavi Balusu                                           496           *               496

James Barksdale                                        5,461           *             5,461

William N. Carrico                                   170,520           *           170,520

William and Lucille Carrico                              264           *               264

Carrico 1992 Trust, David Aaron                       36,646           *            38,407
Frank Quattrone, Trustee

Stephen Casner                                        12,826           *            12,826

Community Foundation Silicon Valley                   46,307           *            46,307

Creative Automation, Inc.                                440           *               440

Kim Dimick                                             5,496           *             5,496

Elmore Living Trust, William B. &                      1,761           *             1,761
Mary Jane Elmore, TTEEs

Deborah Estrin                                        13,742           *            13,742

Gerald and Thelma Estrin                                 440           *               440
Family Trust

Judith L. Estrin                                     170,520           *           170,520

Joshua Estrin-Skrzypek                                 2,748           *             2,748




                                       6.

                                              Number of                    Number of
                                               Shares      Percent of      Shares
                                            Beneficially  Outstanding    Registered for
Name of Selling Shareholder                    Owned        Shares       Sale Hereby(1)
---------------------------                    -----        ------       --------------
Scott Firestone                                1,637           *            1,637

Foundation Capital, L.P.(2)                   52,822           *           52,822

GCW&F Partners II                                880           *              880

Katherine C. Gould                               880           *              880

Philip Graham                                 11,451           *           11,451

Neal Hardek                                    1,231           *            1,231

Tiffany Kelly                                    286           *              286

Kleiner Perkins Caufield & Byers VII          51,501           *           51,501

Marnin and Margo Kligfeld                      3,171           *            3,171
Community Property

KPCB Information Sciences Zaibutsu             1,320           *            1,320
Fund II

Chia Chee Kuan                                 8,245           *            8,245

Jack W. Lasersohn                              4,580           *            4,580

Valerie Lasker                                25,652           *           25,652

Laura Lilyquist                                2,233           *            2,233

Lion Investments Limited                       4,580           *            4,580
London Merchant Securities plc

Robert J. Loarie                                 880           *              880

David Mackie                                   3,206           *            3,206

Morgan Stanley Venture Investors, L.P.         8,362           *            8,362

Morgan Stanley Venture Capital                32,222           *           32,222
Fund II, LP

Morgan Stanley Venture Capital                 8,027           *            8,027
Fund II, CV

Network Computing Devices, Inc.               27,484           *           27,484

Quattrone Family Trust                           880           *              880
Frank Quattrone, Trustee

Jeffrey Raice                                 16,490           *           16,490



                                       7.

                                              Number of                    Number of
                                               Shares      Percent of      Shares
                                            Beneficially  Outstanding    Registered for
Name of Selling Shareholder                    Owned        Shares       Sale Hereby(1)
---------------------------                    -----        ------       --------------
Sandra Rude                                     45            *                   45

Meghan E. Ryall                                916            *                  916

Sequoia 1995                                 1,832            *                1,832

Sequoia Technology Partners VI(3)            2,641            *                2,641

Sequoia Capital VI(4)                       48,068            *               48,068

Sequoia 1997                                   101            *                  101

SQP 1997                                       179            *                  179

Stanford University                         46,307            *               46,307

Anthony Stringer                             6,413            *                6,413

Janet Taillon                                2,748            *                2,748

Janis Ulevich                                  440            *                  440

Sudhakar Valluru                             1,832            *                1,832

Weiss, Peck & Greer Venture                 43,569            *               43,569
Associates III, L.P.(5)

WPG Enterprise Fund II, L.P.(6)             52,398            *               52,398

                                           -------                           -------
TOTAL                                      965,530                           965,530

----------
* Represents beneficial ownership of less than 1%.

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock divided, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Subsequent to the date of this Prospectus, the shares held by Foundation Capital, L.P. may be distributed to The Advisors IV, Ameritech Pension Trust by State Street Bank and Trust Company as Trustees, BankAmerica Capital Corporation, California Institute of Technology, Co-operative Insurance Society Limited, HB-PGGM Fund II, L.P., Horsley Bridge Fund V., L.P., The James Irvine Foundation, The Henry J. Kaiser Family Foundation, Knightsbridge - PGGM I, L.P., Knightsbridge Venture Capital III LP, Master Trust Pursuant to the Hewlett-Packard Deferred Profit Sharing Plan and Retirement Plan, The Mutual Life Insurance Company of New York, Next Generation Partners, L.P., Northwestern University, Phoenix Home Life Mutual Insurance Company, Related Accounts Fund Nine, Harris Trust and Savings Bank, Trustee, St. Paul Fire and Marine



                                       8.

Insurance Company, Trustees of Dartmouth College, The University of Chicago, and Westpool Investment Trust PLC.

(3) Subsequent to the date of this Prospectus, the shares held by Sequoia Technology Partners VI may be distributed to Jim Allen, Ph.D., Robert K. Anderson, Richard C. Barker Trustee for the Barker Living Trust Dated 9/5/90, Andreas Bechtolsheim, Richard Beleson, Peter A. Bick, M.D., Thomas A. Bologna, Larry Boucher, Victor M. G.Chaltiel, Gari L. Cheever, Lisa A. Conte, Wilfred J. Corrigan, Alexander V. d'Arbeloff, The Hollis Trust, U/A DTD 8/21/89, James V. Diller, F.T. Eger, Finch Family Trust, John F. Gifford, Howard E. Greene, Jr., Robert W. Jamplis, MD, L. William Krause and L. Gay Krause, as Trustees of The Krause Trust dated June 21, 1994 as Amended, Sandra Kurtzig, Trustee of Sandra
L. Kurtzig Trust UA 8/8/93, P.R. Lamond & C.E. Lamond Trust Dated 11/22/85, Edward M. Leonard, Esq., Douglas M. Leone, Lester John Lloyd and/or Lynne Dewar Lloyd, Trustees The Lloyd Trust, UAD 10/05/88, James E. Long, Timark L.P., Albert J. Martinez, Mario Mazzola, Abacus (C.I.) Limited - Account F634", Regis McKenna, Donald K. McKinney, J. Thomas McMurray, The Morgridge Family Trust, The Maximus Trust dtd 3/19/96, William J. O'Meara, Capital Management Services, Inc., Robert J. Paluck, The Preuss Foundation, Reyes Partnership IV, Eureka Investments, L.P., Thurman J. Rodgers, Mario M. Rosati, Bertram I. Rowland, Gordon W. Russell, Trustee of the Russell 1988 Revocable Trust, dated 11/17/88, Barbara Russell, R. Michael Shanahan, Trustee, The Shanahan Trust, dtd 3/22/91, Prithipal Singh, Roger J. Sippl, Roger V. Smith, William N. Starling, Jr. & Dana Gregory Starling, Trustees of the Starling Family Trust, UDT 7/6/94, Thomas F. Stephenson Family Trust, UDT 7/6/94, Mark A. Stevens, Gary H. Stroy, The Robert
H. Swanson, Jr. & Sheila L. Swanson Trust U/T/A 5/27/76, Robert G. Sweifach, Larry W. Sonsini, Casey McGlynn, Stanford University, Donald T. Valentine, and Jerry Weissman.

(4) Subsequent to the date of this Prospectus, the shares held by Sequoia Capital VI may be distributed to Trustee for John Deere Pension Trust, Knightsbridge Integrated Holdings II Partnership, Leeway & Co., M.J. Murdock Charitable Trust, Custodian for Caviapen Nortrust Nominees, Limited, The Regents of the University of Michigan, University of Notre Dame, The Vanderbilt University, Pitt & Company, Rensselaer Polytechnic Institute, Stanford University, The M.I.T. Retirement Plan - Benefits Fund, Shellwater & Co., Investment Advisor for The University of Southern California, Norwich University, NRI Investment America, Inc., Occidental College, Oneonta Properties, Regents of the University of Minnesota, ALCOA Master Trust, Trustees of Amherst College, The Bush Foundation, Endowment Venture Partners, Computrol Limited (BVI), Trustees of Dartmouth College, Employees' Retirement Plan of Duke University, The Ford Foundation, James Irvine Foundation, Thomas F. Stephenson Familty Trust, UDT 7/6/94, The Maximus Trust dtd 3/19/96, Douglas M Leone, Mark
A. Stevens, J. Thomas McMurray, Donald T. Valentine Trust UA APR 29 67, P.R. Lamond & C.E. Lamond Trust Dated 11/22/85, Pierre Lamond, Christine Lamond, David Lamond Trustees, dated 11/23/93, Lisa Boyajian, Christian D. Valentine, Mark C. Valentine and Hilary A. Valentine.

(5) Subsequent to the date of this Prospectus, the shares held by Weiss, Peck & Greer Venture Associates III, L.P. may be distributed to its General Partners, Phillip Greer, Gill Cogan, Annette Bianchi, Philip D. Black, Barry Eggers, Ellen Feeney, Christopher J. Schaepe, Barry J. Schiffman, Weiss, Peck & Greer, L.L.C., Monica C. Cammarota Trust, The Karen Barfod Greer Trust, The Elizabeth Greer Trust, James W. Kiley, Peter Nieh, Melissa A. Alves, and to the following limited partners: Teachers' Retirement System of the State of Illinois, BankAmerica Capital Corp., The Northern Trust Company, Successor Ttee Retirement Plan for CTA Employees, County Employees Annuity & Benefit Fund of Cook County, Denison University, Glenbrook Partners, L.P., The Northern Trust Company, as Ttee for the Illinois Power Retirement Income Trust, MBTA Retirement Fund, Montgomery Ward & Co., Inc. Retirement & Savings Plans Trust, SMI Ventures - '94, L.P., Bankers Trust, Ttee of the Southern Co. System Master Retirement Trust and Westpool Investment Trust PLC.

(6) Subsequent to the date of this Prospectus, the shares held by WPG Enterprise Fund II, L.P. may be distributed to its General Partners, Phillip Greet, Gill Cogan, Annette Bianchi, Philip D. Black, Barry Eggers, Ellen Feeney, Christopher
J. Schaepe, Barry J. Schiffman, Weiss, Peck & Greer, L.L.C., Monica C. Cammarota Trust, The Karen Barfod Greer Trust, The Elizabeth Greer Trust, James W. Kiley, Peter Nieh, Melissa A. Alves, and to the following limited partners: Teachers' Retirement System of the State of Illinois, BankAmerica Capital Corp., The Northern Trust Company, Successor Ttee Retirement Plan for CTA Employees, County Employees Annuity & Benefit Fund of Cook County, Denison University, Glenbrook Partners, L.P., The Northern Trust Company, as Ttee for the Illinois Power Retirement Income Trust, MBTA Retirement Fund, Montgomery Ward & Co., Inc. Retirement & Savings Plans Trust, SMI Ventures - '94, L.P., Bankers Trust, Ttee of the Southern Co. System Master Retirement Trust and Westpool Investment Trust PLC.



                                       9.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Santa Clara, State of California, on this 17th day of June, 1998.

                                       CISCO SYSTEMS, INC.


                                       By  /s/ JOHN T. CHAMBERS*
                                           -------------------------------------

                                           John T. Chambers,
                                           President, Chief Executive Officer
                                           and Director

       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John T. Chambers and Larry R. Carter, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

       Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated:


SIGNATURES                        TITLE                                         DATE
----------                        -----                                         ----
/s/ John T. Chambers*             President, Chief Executive                    June 17, 1998
----------------------------      Officer and Director
John T. Chambers                  (Principal Executive Officer)


/s/ Larry R. Carter*              Sr. Vice President, Finance and               June 17, 1998
----------------------------      Administration, Chief Financial
Larry R. Carter                   Officer and Secretary
                                  (Principal Financial and Accounting
                                  Officer)


/s/ John P. Morgridge*            Chairman of the Board and Director            June 17, 1998
----------------------------
John P. Morgridge

SIGNATURES                        TITLE                                         DATE
----------                        -----                                         ----
/s/ Donald T. Valentine*          Director                                      June 17, 1998
----------------------------
Donald T. Valentine



/s/ James F. Gibbons*             Director                                      June 17, 1998
----------------------------
James F. Gibbons



/s/ Robert L. Puette*             Director                                      June 17, 1998
----------------------------
Robert L. Puette



/s/ Masayoshi Son*                Director                                      June 17, 1998
----------------------------
Masayoshi Son



/s/ Steven M. West*               Director                                      June 17, 1998
----------------------------
Steven M. West


/s/ Edward R. Kozel*              Director                                      June 17, 1998
----------------------------
Edward R. Kozel



/s/ Carol A. Bartz*               Director                                      June 17, 1998
----------------------------
Carol A. Bartz



/s/ James C. Morgan*              Director                                      June 17, 1998
----------------------------
James C. Morgan



/s/ Mary Cirillo*                 Director                                      June 17, 1998
----------------------------
Mary Cirillo


---------------
* Previously filed
                                      II-4